Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder GNMA Fund of our report dated March 12, 1999, on the financial statements and financial highlights appearing in the January 31, 1999 Annual Report to the Shareholders of Scudder GNMA Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.








/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 15, 1999